Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Joyo.com Limited 2004 Share Option Plan and to the incorporation by reference therein of our report dated January 23, 2004, except for the last two paragraphs of Note 6 and Note 17, as to which the date is January 27, 2004, with respect to the consolidated financial statements and schedule of Amazon.com, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

September 2, 2004